RBB FUND TRUST 485BPOS

Exhibit 99.(p)(20)

Code of Ethics

As of April 2026

A copy of this Code of Ethics is maintained in the Shared Drive and is accessible to each Supervised Person of Seven Post for reference. The Code is the property of Seven Post and its contents are confidential.

Signed:	/s/ Lesley Tepper	Date:	4/24/2026
Title:	Chief Compliance Officer

Signed:	/s/ Ali Bastani	Signed:	/s/ Eldridge F. Gray
Title:	Managing Member	Title:	Managing Member
Date:	4/27/2026	Date:	4/27/2026

Code of Ethics

Code of Ethics

STATEMENT OF GENERAL POLICY

This Code of Ethics (“Code”) has been adopted by Seven Post Investment Office LP (“Seven Post” or “the Firm”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”).

The Code is designed to ensure that high ethical standards are followed by all Supervised Persons. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business conduct. Additionally, because Seven Post serves as an investment adviser to a Fund, it is unlawful for a Supervised Person:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

“Supervised Person” means any employee, partner, officer, director (or other persons occupying a similar status or performing similar functions) of Seven Post, as well as any other person who provides advice on the investment adviser's behalf and is subject to Seven Post’s supervision and control. The Code also applies to certain activities of a Supervised Person’s Family Members.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Seven Post employees in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer (the “CCO”). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised and such exception is not inconsistent with the Federal Securities Laws. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Seven Post has a fiduciary duty to its clients that requires individuals associated with Seven Post to act for the benefit of the clients. The Code is based on the fundamental principles of openness, integrity, honesty, professionalism, and trust.

Seven Post requires that its personnel adhere to the Code and the Federal Securities Laws as a basic condition of employment at Seven Post. All Seven Post personnel are required to promptly report any violations of the Code to Seven Post’s CCO. If you have any questions about the propriety of any activity, you should consult with Seven Post's CCO or a Managing Member. See the “Retaliation” section of the Compliance Manual for policies regarding the protection of employees reporting violations.

The CCO will review the Code at least annually. References to the CCO in this document shall also include any individual designated to act on behalf of the CCO (e.g., VP Compliance, Managing Member).

DEFINITIONS

All terms defined by reference to Rule 204A-1 under the Advisers Act or Rule 17j-1 under the 1940 Act (“the Rules”), or otherwise shall have the same meaning as they have in the Rules, the Advisers Act and the 1940 Act and shall be interpreted as modified by or interpreted by orders of the Securities and Exchange Commission ("Commission"), by rules, regulations, or releases adopted or issued by the Commission, or by other interpretative releases or letters issued by the Commission or its staff.

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Access Person is a Supervised Person of Seven Post who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic.

Because the Firm’s primary business is providing investment advice, all the Firm’s directors, officers and partners are deemed Access Persons. Based on the firm’s data access segregation policies, all other Supervised Persons are also deemed Access Persons.

Account means accounts of any Access Person and includes accounts of the Access Person’s Family Members and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Being Considered for Purchase or Sale means, with respect to a Security, that the Security is being considered for purchase or sale by the Firm’s Investment Committee on behalf of any client account; or is being actively purchased or sold on behalf of any client account.

Beneficial Ownership means a direct or indirect “pecuniary interest” (as defined under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An employee is presumed to have beneficial ownership of any Family Member’s account.

Client-Provided Private Investment Opportunities means those investment opportunities that are brought to Seven Post by a current or prospective client.

Derivative means any financial instrument the value of which is derived from, or based upon, the value, performance, or return of an underlying asset, reference rate, or index. Derivatives include, but are not limited to, options (including FLEX options), futures contracts, forward contracts, swaps (including total return swaps and credit default swaps), warrants, rights, contracts for difference, and any similar instrument or arrangement, which are included and covered under the definition of “Security”. Questions regarding whether a particular instrument or transaction is a Derivative for purposes of this policy should be directed to the Chief Compliance Officer or a Managing Member.

For purposes of this Code of Ethics, a Derivative shall be treated as a “Reportable Security” to the extent it is based on, or provides economic exposure to, an underlying security that would itself be reportable under the Code.

Family Member means any immediate relative by blood or marriage living in the Access Person’s household or significant other cohabiting in the employee’s household. For purposes of this definition, “immediate relative” means any child, step-child, grandchild, parent, step-parent, grandparent, spouse, domestic partner, sibling, parents-in-law, and children-in-law, as well as adoptive relationships.

Federal Securities Laws means the Securities Act of 1933, as amended (the “Securities Act”) the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to Funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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Front Running means trading by employees in advance of any trades by Seven Post in anticipation of profiting from the price movement that follows the trade.

Fund means an investment company registered under the Investment Company Act.

Initial Public Offering means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Private or Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or 77d(6) or rules 504, 505, or 506.

Purchase or Sale of a Security means, among other things, the writing of an option to purchase or sell a security.

Reportable Fund means:

●	Any Fund for which Seven Post serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act (15 U.S.C. 80a-2(a)(20)) (i.e., in most cases Seven Post must be approved by the fund's board of directors before serving); or
●	Any Fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Seven Post. For purposes of this section, control has the same meaning as it does in section 2(a) (9) of the 1940 Act.

Security or Securities means any security as defined in section 202(a)(18) of the Advisers Act. This includes, but is not limited to, stocks, bonds, notes, debentures, options, certificates of deposit, interests in private placements and limited partnerships, futures contracts on securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases.

For purposes of this Code, the following are considered Reportable Securities and must be disclosed:

●	Exchange-Traded Funds (“ETFs”) and Exchange-Traded Notes (“ETNs”);
●	Any cryptocurrency or digital asset, except for Bitcoin, Ethereum, Non-Fungible Tokens (“NFTs”), and Covered Stablecoins, which are excluded;
●	Any other investment vehicle that meets the definition of a Security and is not listed as an exclusion below.

To ensure compliance with evolving regulatory interpretations, all cryptocurrency or digital asset holdings must be submitted to the CCO for review to determine if reporting is required.

The following instruments are not considered Reportable Securities and do not need to be disclosed:

●	Direct obligations of the Government of the United States;
●	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
●	Shares issued by money market funds;
●	Shares of open-end registered mutual funds, unless Seven Post or a control affiliate acts as the investment adviser or principal underwriter for the Fund;
●	Interests in 529 college savings plans; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Seven Post or an affiliate.

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Exchange-Traded Funds (“ETFs”) and Exchange-Traded Notes (“ETNs”) are considered Reportable Securities under this Code, even though they may operate similarly to open-end mutual funds.

Bitcoin, Ethereum, and Non-Fungible Tokens (“NFTs”) are not considered Securities and are not subject to preclearance or reporting. Certain stablecoins that maintain a 1:1 value relative to the U.S. Dollar and are backed by high-quality, liquid reserves (“Covered Stablecoins”) are also excluded. All other digital assets, including cryptocurrencies, virtual currencies, coins, or tokens issued or transferred using blockchain or distributed ledger technology (“Digital Assets”), are considered Reportable Securities unless excluded above and must be reported under this Code.

Rumor Mongering means spreading false information to manipulate markets and generate interest in a particular security, securities, or investment(s).

Supervised Person means any employee, partner, officer, director (or other persons occupying a similar status or performing similar functions) of Seven Post, as well as any other person who provides advice on the investment adviser's behalf, and is subject to Seven Post’s supervision and control.

STANDARDS OF BUSINESS CONDUCT

Seven Post places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Seven Post and its Supervised Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. The Code is intended to comply with the various provisions of the Advisers Act and requires that all Seven Post Supervised Persons comply with the various applicable provisions of the 1940 Act; the Securities Act; the Exchange Act; and applicable rules and regulations adopted by the Commission.

Section 204A-1 of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in the Code. The Code also contains policies and procedures with respect to personal securities transactions of all Seven Post Supervised Persons. These procedures cover transactions in a Reportable Security in which a Supervised Person has a beneficial interest or in accounts over which the Supervised Person exercises control as well as transactions by Family Members of the Supervised Person.

The Code establishes rules of conduct for all Access Persons of Seven Post and is designed to, among other things, govern personal securities trading activities in the accounts of Access Persons and their Family Members. The Code is based on the principle that Seven Post, its employees and Access Persons owe a fiduciary duty to Seven Post's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with Seven Post, and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. Seven Post has implemented an annual compliance questionnaire addressing various types of potential conflicts of interest, but all Supervised Persons should notify the CCO promptly if they become aware of a conflict that was not previously disclosed or that is a new conflict of interest.

All information regarding Seven Post’s clients is confidential. Information may only be disclosed when the disclosure is consistent with Seven Post’s policy and the client’s direction. Accordingly, except as required in the normal course of carrying out business responsibilities or as required by law or regulation, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any client or Securities that are Being Considered for Purchase or Sale for any client. The requirement of confidentiality remains in effect even after the Access Person is no longer employed by, or associated with, Seven Post.

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Pursuant to Section 206 of the Advisers Act, both Seven Post and its Access Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. All Access Persons must comply with applicable Federal Securities Laws. Compliance with this section involves more than acting with honesty and good faith alone. It means Seven Post has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Seven Post and its Access Persons are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;

●	The duty to seek to obtain best execution for a client’s transactions where Seven Post is in a position to direct brokerage transactions for the client;

●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

●	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Seven Post expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment with Seven Post. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Seven Post. Seven Post's reputation for fair and honest dealing with its clients could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Access Persons are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances. Access Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Seven Post.

PROHIBITION AGAINST INSIDER TRADING

Introduction

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose Seven Post and its Access Persons to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten (10) years imprisonment. The Commission can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three (3) times the illicit windfall, and/or issue an order permanently barring the offender from the securities industry. Finally, Seven Post and its Access Persons may be sued by clients seeking to recover damages for insider trading violations.

The rules contained in the Code apply to securities trading and information handling by Seven Post’s Access Persons and their family members.

Access Persons must notify the CCO immediately if they have any reason to believe that a violation of the Code has occurred or is about to occur. For the avoidance of doubt, nothing in this Code of Ethics prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or form making any other disclosures that are protected under the whistleblower provision of federal law or regulation. Members of the Firm do not need prior authorization from their supervisor, the Firm’s Managing Members, the CCO, or any other person or entity affiliated with Seven Post to make any such reports or disclosures. Additionally, nothing in this Code of Ethics prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

An individual legitimately may be uncertain about the application of the rules contained in the Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems.

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General Policy

No Supervised Person may trade, either personally or on behalf of others while in the possession of material, nonpublic information, nor may any personnel of Seven Post communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

2.	What is Non-Public Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, you must determine whether you have access to MNPI. If you think that you might have access to MNPI, you should take the following steps:

●	Report the information and proposed trade immediately to the CCO;
●	Do not purchase or sell the securities on behalf of yourself or others; and
●	Do not communicate the information inside or outside the firm, other than to the CCO.

After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action.

GIFTS AND ENTERTAINMENT

Giving, receiving, or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest. Supervised Persons are prohibited from giving or accepting unreasonable or lavish gifts under this policy. Seven Post has adopted the policies set forth below to guide Supervised Persons in this area. For the avoidance of doubt, these policies apply to gifts and entertainment given to or received from “Business Partners,” which include current or prospective clients, investors, consultants, vendors, suppliers, or providers of any service to Seven Post or its clients.

Code of Ethics

Reporting Requirements

Any Supervised Person of the Firm who accepts or provides, directly or indirectly, anything of value to or from a Business Partner must report all gifts and entertainment via the Firm’s automated tracking system, or by email to the CCO if the automated tracking system is not available.

This reporting requirement helps Seven Post monitor the activities of its Supervised Persons.  However, the reporting does not relieve any Supervised Person from the obligations and policies set forth in this Section or anywhere else in this Code.  If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO.

The CCO will review all reported gifts and entertainment and will confirm that appropriate approvals were obtained when required.

Giving Gifts

All gifts given in the name of the Firm must be tracked. Gifts which are below $200 per recipient, per calendar year in total do not require approval (e.g., a husband and wife may receive gifts totaling $400 per year without approval). Gifts above this de minimis amount must be approved by a Managing Member. Approval by a Managing Member can occur verbally, but must be recorded in the tracking system by a Supervised Person.

Receiving Gifts

Gifts received by Supervised Persons of the Firm below $200 per person per year in total, must be logged, and are automatically approved. Any gift above the $200 total amount must be approved by a Managing Member or the CCO. Approval can occur verbally.

When attending entertainment events without the giver, the expense is considered a gift. Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Gifts such as holiday baskets or lunches delivered to Seven Post’s offices, which are received on behalf of the Firm, do not require reporting.

Gifts and Entertainment Excluded under the Policy

Investment and wealth management-related educational materials (such as books, DVDs, etc.) are not considered gifts and are exempt from tracking requirements.

Promotional items (such as pens, mugs, and notepads, containing firm logos), commemorative items (such as Lucite stones or plaques) are exempt from tracking requirements. Unsolicited gifts received by Supervised Persons which are returned to the sender, donated, or discarded are also excluded from tracking requirements.

The reporting requirement also does not apply to dining entertainment provided by or to Supervised Persons of the firm in the regular course of business (e.g., reasonable meals occurring during client meetings, etc.) as long as the Supervised Persons of the firm are accompanied by the individual or representative of the entity that is doing business with Seven Post.

POLITICAL CONTRIBUTIONS

For purposes of this Political Contribution policy, a Covered Associate is defined as:

●	any general partner, managing member, principal, or executive officer of Seven Post, or other individual with a similar status or function;

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●	any employee who solicits a government entity for Seven Post and person who supervises, directly or indirectly, such employee; and
●	any political action committee ("PAC") controlled by Seven Post or by any such persons described above.

General Policy

No Supervised Person shall make or solicit any political contribution for the purpose of obtaining or retaining advisory contracts with government entities. Contributions by a Covered Associate made to any elected official who, within two years of the contribution, is in a position to influence the retention or has legal authority to retain Seven Post, will result in the firm’s prohibition in receiving any advisory fees from that government entity for a period of two years. Covered Associates are therefore not permitted to coordinate, or to solicit any person or political action committee to make, any:

●	Contribution to an official of a government entity to which the investment adviser is providing or seeking to provide investment advisory services; or
●	Payment to a political party of a State or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity.

Reporting Requirements

The Firm does not manage government entity assets and does not anticipate having any government entity or government entity-related clients. Consequently, the Firm does not track political contributions made by its Supervised Persons. The Firm expects Supervised Persons to conform with all relevant federal and state political contribution disclosure requirements.

OUTSIDE BUSINESS ACTIVITIES

Service as a Director

No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO  based on a determination that such board service would be consistent with the interest of Seven Post’s clients.  Where board service is approved, Seven Post shall implement an information barrier or other appropriate procedure (including permanently placing the security of the company on the Firm’s Restricted List) to isolate such person from making decisions relating to the company’s securities.

Other Outside Business Activities

No Supervised Person shall engage in “Outside Business Activities” without obtaining prior authorization by the CCO. “Outside Business Activities” include, but are not limited to, being an employee, independent contractor, sole proprietor, officer, director, partner, trustee, or agent, of another person or entity, or being compensated, or having the reasonable expectation of compensation, from another person as a result of any business activity outside the scope of the relationship with Seven Post.

Activities do not necessitate compensation to qualify as “Outside Business Activities”. Non-investment related activities that are exclusively charitable, civic, religious or fraternal and are recognized as tax-exempt are excluded from “Outside Business Activities”.

PERSONAL SECURITIES TRANSACTIONS

No Supervised Person shall knowingly take unlawful advantage of his or her position with the Firm or with its clients or take any action inconsistent with such Supervised Person’s obligations to the Firm or any client. All personal securities transactions must be consistent with this Code and must be conducted in a manner designed to avoid any actual or potential conflict of interest or any abuse of a Supervised Person’s position of trust and responsibility. Any transaction effected with the purpose of profiting as a result of one or more transactions effected or anticipated for a client (e.g., frontrunning) is prohibited.

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Preclearance

Seven Post Supervised Persons must pre-clear and receive prior approval for their own and their Family Members’ personal securities transactions in a Security or Derivative, including, but limited to Initial Public Offerings, Private or Limited Public Offerings, and Client-Provided Private Investment Opportunities, unless the transaction is subject to an exclusion provided in the Code.

Transactions in any Fund that is advised or sub-advised by Seven Post is subject to preclearance.

Same-Day Blackout Period

Seven Post professionals and their Family Members may not purchase or sell a Security or Derivative if the Security or Derivative is Being Considered for Purchase or Sale, until the order is executed or withdrawn or the transaction otherwise meets the De Minimis Exemption below.

De Minimis Transactions and other Exemptions

The following transactions are defined as “De Minimis Transactions”:

Notwithstanding the above, a Supervised Person’s or his or her Family Member’s trade preclearance request in MCO will be automatically approved if it meets the following criteria: (i) the transaction involves fewer than 1,000 shares, (ii) the value of the transaction is less than $50,000, and (iii) the issuer has a market capitalization of more than $5,000,000,000. If the trade preclearance request does not meet all three of these criteria, it will be flagged in MCO for further review by the COE Team. The COE Team will notify the Supervised Person via MCO if the trade has been approved or denied.  De Minimis Transactions are considered to present low risk of conflict with client transactions because they involve a relatively small number of highly liquid Securities.  However, it should be noted that issuer market capitalization amounts often change.  Accordingly, a Supervised Person may purchase a Security that has a market capitalization of greater than $5 billion only to find out that they cannot sell the Security at a later date because the market capitalization has fallen below $5 billion and their sale would be during a blackout period in connection with a client trade in the same Security.  If a Supervised Person is unsure whether a Security meets the market capitalization criteria, please contact the CCO.  The De Minimis Transactions exemption also applies to Derivatives.

In addition, a Supervised Person’s or his or her Family Member’s trade preclearance request in MCO will be automatically approved in MCO if the transaction involves an exchange-traded fund or other pooled investment vehicle that is based on a broad-based securities index (e.g., SPY or QQQ), as determined by the CCO, or a related Derivatives transaction on such fund or index. For purposes of this provision, a “broad-based” index generally refers to an index that is widely diversified and not narrowly focused on a single issuer, theme, or sub-industry. The CCO may maintain a list of approved broad-based index funds or indices and may determine, in his or her discretion, whether a particular investment qualifies for this exemption.

Pre-Clearance for IPOs, Private or Limited Offerings, and Client-Provided Opportunities

Pre-Clearance Required for Participation in IPOs

No Supervised Person or his or her Family Members shall acquire any Beneficial Ownership in a Security or Derivative in any Initial Public Offering for his or her account without the prior written approval of the CCO who has been provided with details of the proposed transaction and, if approved, will be subject to continuous monitoring for possible future conflicts.

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Pre-Clearance Required for Private or Limited Offerings

No Supervised Person or his or her Family Members shall acquire Beneficial Ownership of any Security or Derivative in a Private or Limited Offering without the prior written approval of the CCO who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Client-Provided Private Investment Opportunities

No Supervised Person or his or her Family Members shall acquire Beneficial Ownership of any Security or Derivative without the prior written approval of the CCO for Client-Provided Private Investment Opportunities. The CCO must be provided the full details regarding the opportunity, the client introducing the opportunity, whether the opportunity is of limited capacity, whether other clients of the Firm are eligible to participate in the opportunity, and if approved, the investment will be subject to continuous monitoring for possible future conflicts.

Personal Transactions – Public Securities Trading Restricted List (“Restricted List”)

Personal securities transactions by Supervised Persons and their Family Members are expected to follow the Firm's philosophy relating to its fiduciary duties. Supervised Persons and their Family Members are prohibited from trading Securities, including Derivatives on such Securities, that are included on the Restricted List. The Restricted List is managed and maintained by the CCO. All Supervised Persons should review the Restricted List prior to placing personal trades. Securities may be added and removed by the CCO or a Managing Member for any reason and at any time. An up-to-date copy of the Restricted List is maintained on the Firm’s electronic personal trading surveillance software.

In certain circumstances, with pre-approval from the CCO or a Managing Member, a Security (or a Derivative) on the Restricted List may be traded by Supervised Persons and their Family Members. Seven Post forbids any Supervised Person and their Family Members from trading, either personally or on behalf of others, including client accounts and accounts beneficially owned by Supervised Persons and their Family Members that are managed by the Firm while in possession of MNPI or communicating MNPI to others in violation of the law. This conduct is frequently referred to as insider trading. The Firm’s policy applies to every Supervised Person of the Firm and their Family Members and extends to activities within and outside their duties at the Firm. Any questions regarding the Adviser’s policy and procedures should be referred to the CCO.

On a quarterly basis the CCO reviews personal trading and holdings of all Supervised Persons and their Family Members for trading in Securities, including Derivatives, on the Restricted List. The CCO’s personal trading is reviewed by Managing Members or the Vice President of Compliance.

Short-Term Trading

Supervised Persons and their Family Members should avoid short-term trading. Opposite way transactions within 30 days will be subject to heightened review and may result in restrictions on personal trading privileges.

COMPLIANCE PROCEDURES

Personal Accounts

All personal trading accounts in which Supervised Persons and their Family Members are authorized to effect transactions will be setup within the Firm’s personal trading compliance software system.

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Reporting Requirements

Initial and Annual Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report for their own accounts and the accounts of their Family Members and annually thereafter a report containing the following information:

●	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person or his or her Family Members had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person or their Family Members maintained an account in which any Securities (including but not limited to Reportable Securities) were held for the direct or indirect benefit of the Access Person or his or her Family Members; and

●	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person. The quarterly brokerage statements may suffice as the annual holdings reports as long as all information is included as noted above.

Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information with respect to any transaction during the quarter in a Reportable Security in which the Access Person or his or her Family Members had any direct or indirect beneficial ownership:

●	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Reportable Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Access Person.

Exempt Transactions

An Access Person need not submit a report with respect to:

●	Transactions effected for Securities held in any account over which the person has no direct or indirect influence or control;

●	Transactions effected pursuant to an Automatic Investment Plan;

●	Transactions that duplicate information contained in broker trade confirmations or account statements held by the Firm, so long as the Firm received confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction took place;

●	Transactions and holdings in Securities that are not reportable.

Code of Ethics

Please note that Exchange Traded Funds are included in reporting requirements. Reliance on the independent or separately managed account exception is conditioned on the CCO’s receipt of satisfactory documentary evidence (such as a copy of the advisory agreement, certification from advisor, etc.). The CCO will determine on a case-by-case basis whether accounts qualify for the exception, and may request, on a sample basis, reports on holdings and/or transactions made in the account or trust to identify transactions that would have been prohibited pursuant to the Firm’s Code of Ethics without the exception.

Monitoring and Review of Personal Securities Transactions

The CCO will monitor and review all reports required under the Code for compliance with Seven Post’s policies regarding personal securities transactions and applicable SEC rules and regulations.  Any transactions for any accounts of the CCO will be reviewed and approved by a Managing Member or the Vice President of Compliance.

CERTIFICATION

Initial Certification

All Supervised Persons will be provided with a copy of the Code and must initially certify that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code (see Appendix A).

Acknowledgement of Amendments

All Supervised Persons shall receive any amendments to the Code and must certify that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.

Annual Certification

All Supervised Persons must annually certify that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code. (see Appendix A).

All such certifications and acknowledgements may be provided and maintained electronically via the firm’s online compliance monitoring system.

REPORTING VIOLATIONS AND SANCTIONS

All Access Persons shall promptly report to the CCO all apparent violations of the Code. Any violations of the Code by the CCO must be immediately reported to a Managing Member of the Firm.

Seven Post will maintain documentation of all violations of the Code, and the Managing Members will be informed of any such violations that are deemed to be material.

The Firm’s Managing Members shall consider reports made to them hereunder and shall determine what sanctions, if any, should be imposed. Possible sanctions may include verbal reprimands, a letter of censure, disgorgement of profits obtained in connection with a violation, monetary fine or assessment, restrictions on future personal trading, suspension or termination of the Access Person’s employment with Seven Post and/or referral to civil or criminal authorities.

RECORDS

The CCO shall maintain and cause to be maintained in a readily accessible place (for at least the first two (2) years) the following records:

●	A copy of any Code of Ethics adopted by Seven Post pursuant to Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act shall be maintained for five (5) years after the end of the fiscal year in which such Code or amendment was last in effect.

Code of Ethics

●	A record of any violation of the Code (such as late reporting required under any of the policies contained within the Code of Ethics) and any action that was taken as a result of such violation shall be maintained for five (5) years after the end of the fiscal year in which the violation occurred.

●	A record of all written acknowledgements of receipt of the Code and any amendments thereto for each person who is currently, or within the past five (5) years was, an Access Person, which shall be maintained for five (5) years after the end of the fiscal year in which the individual ceases to be an Access Person of Seven Post

●	A copy of each report made by an Access Person pursuant to the Code of Ethics, which shall be maintained for five (5) years after the end of the fiscal year in which such report is made.

●	A record of the review of Access Person reports, which shall be maintained for five (5) years after the end of the fiscal year in which such review occurs.

●	A list of all persons who are, or within the preceding five (5) years have been, Access Persons, which shall be maintained for five (5) years after the end of the fiscal year in which the list is prepared or updated.

●	A record of any decision and reasons supporting such decision to approve an Access Person’s acquisition of Securities in Initial Public Offerings or Private or Limited Public Offerings, which shall be maintained for five (5) years after the end of the fiscal year in which such approval is granted.

●	Copies of any reports provided to the board of directors or trustees of a registered investment company pursuant to Rule 17j-1, which shall be maintained for five (5) years after the end of the fiscal year in which such report is made.

Code of Ethics

Appendix A: Annual Acknowledgement of Code of Ethics

PLEASE SIGN AND RETURN THIS ACKNOWLEDGEMENT TO THE CHIEF COMPLIANCE OFFICER. ALTERNATIVELY, PLEASE COMPLETE AND SUBMIT THE ACKNOWLEDGMENT ELECTRONICALLY VIA THE FIRM’S ONLINE COMPLIANCE MONITORING SYSTEM.

I acknowledge that I have received Seven Post Investment Office LP’s Code of Ethics (“COE”) and represent that:

1.	I have reviewed the COE, and I fully understand its terms and applicability to me; and
2.	I will comply with the policies and procedures outlined in the COE in all respects.

Acknowledged by:

Signature:

Print Name:

Date: